EXHIBIT 99.1

PRESS RELEASE

CONTACTS:                  Timothy Dahltorp
                           Chief Executive Officer
                           Xtrana, Inc.
                           (303) 466-4424

FOR IMMEDIATE RELEASE

                XTRANA ANNOUNCES THE SALE OF ITS PATENT PORTFOLIO

Broomfield, CO - January 29, 2004 -- XTRANA, Inc. (OTCBB: XTRN) announced today that it has entered into a definitive agreement to sell all of its intellectual property for $4,000,000. These assets include all of Xtrana's intellectual property assets, excluding Xtrana's trademarks and trade names.

         Completion of the sale is subject to a number of closing conditions, including the approval of a majority of Xtrana's stockholders to be solicited at a Special Meeting of Stockholders scheduled for March this year.

         Tim Dahltorp, Xtrana's CEO commented, "After an extensive review of alternatives available to the Company, including raising additional capital, licensing, co-development partnerships, and the sale of part or all of the Company's assets, the Board of Directors concluded the sale of the Company's Intellectual Property provided the best economic benefit to the Company and its shareholders." Mr. Dahltorp continued, "The proceeds from the transaction could attract interest from other operating businesses that might benefit from access to those funds, as well as our tax loss carry forward and our status as a public company with a clean reporting history. Such interest could result in us merging or otherwise joining together with an existing business that could create long-term stockholder value. After closing the transaction, it is the intention of the Board of Directors to spend a reasonable period of time exploring opportunities to find other transactions that it believes would provide long term stockholder value, and if no such transactions are identified, to propose that the stockholders approve a liquidation with the proceeds being distributed to shareholders. In either event, the Board of Directors does not anticipate taking any action without further stockholder approval."

Xtrana, Inc. develops, manufactures and markets novel nucleic acid extraction kits and detection systems for use in molecular diagnostics, drug discovery, forensics, research, clinical and life sciences markets. To learn more about Xtrana, visit the Company's web site at www.xtrana.com.

This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, competitors' pricing strategies and technological innovations, changes in health care and government regulations, litigation claims, foreign currency fluctuation, product acceptance, as well as other factors discussed in the Company's last Report on Form 10-KSB.